EXHIBIT 5.1

April 17, 2015

BioSig Technologies
12424 Wilshire Boulevard, Suite 745
Los Angeles, California 90025

Re:           BioSig Technologies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to BioSig Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the registration of (i) up to 880,933 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), issuable under the BioSig Technologies, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), (ii) up to 6,505,190 shares of Common Stock issuable pursuant to options previously granted under the 2012 Plan and (iii) 1,420,000 shares of restricted stock issued under the 2012 (the shares listed in (i) though (iii) the “Shares,” the shares listed in (i) and (ii), the “Option Shares” and the shares listed in (iii) the “Restricted Shares”).

The opinion expressed herein is limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”), applicable provisions of the Delaware Constitution and judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution, and the federal laws of the United States of America, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction. The opinions expressed herein are rendered only to you in connection with the Registration Statement. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof. The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation and any amendments to date certified by the Secretary of State of the State of Delaware (the “Certificate of Incorporation”); (iii) the Company’s Bylaws and any amendments to date certified by the Secretary of the Company (the “Bylaws”); (iv) the minutes and records of the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares and related matters thereto; (v) the 2012 Plan; (vi) the form of common stock certificate; and (vii) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein. As to the various questions of fact material to the opinion expressed below, we have relied solely upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy.

BioSig Technologies, Inc.
April 17, 2015

In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth herein, we have assumed that, at the time of the issuance of the Option Shares, (i) the resolutions of the Company referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the Common Stock, (iii) the Company will receive consideration for the issuance of the Option Shares that is at least equal to the par value of the Common Stock, (iv) all requirements of the DGCL (as defined above), the Certificate of Incorporation and the Bylaws will be complied with when the Option Shares are issued, (v) sufficient shares of Common Stock will be authorized for issuance under the Certificate of Incorporation of the Company that have not otherwise been issued or reserved for issuance and (vi) neither the issuance nor sale of the Option Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on the foregoing, subject to the assumptions and limitations stated herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that (i) upon issuance of the Option Shares in accordance with the terms of the 2012 Plan and the instruments executed pursuant to such 2012 Plan, the Option Shares will be validly issued, fully paid and non-assessable and (ii) the Restricted Shares have been validly issued and are fully paid and non-assessable, subject to the provisions of the applicable award agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP